Exhibit 99.1

ANGIOTECH ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2012

Vancouver, BC, November 14, 2012 — Angiotech Pharmaceuticals, Inc. (“Angiotech”) announced that it released its financial results for the third quarter ended September 30, 2012.

Angiotech will host a conference call discussing its first quarter financial results on November 15, 2012 at 1:00 PM ET (10:00 AM PT). Details regarding the conference call can be found on Angiotech’s website at www.angiotech.com.

“Our business performance in the third quarter continued to reflect exceptional efforts by our staff to turn our business around in 2012 and move it forward on a renewed path,” said Thomas Bailey, President and CEO of Angiotech. “Consistent with the first half of the year, we were able to continue our revenue growth, and our gross margins and profitability continued to show improvement in the quarter, with our various operational initiatives delivering material bottom line results.”

Selected recent developments and highlights include:

•                  Refinancing of $225 million of Senior Floating Rate Notes. In July 2012, Angiotech launched an offer to exchange up to a maximum of $225 million in aggregate principal amount of its $325 million outstanding Senior Floating Rates Notes due on December 1, 2013 for new 9% Senior Notes due December 1, 2016. On August 13, 2012, the maximum $225 million of Senior Floating Rate Notes were irrevocably extinguished and exchanged, on a pro rata basis, for $229.4 million of new 9% Senior Notes. This refinancing transaction, which was significantly oversubscribed, substantially remediates our near term refinancing risk due to the three-year extension of the maturity date for the New Notes. In addition, by re-domiciling the New Notes in the U.S., the after-tax cash cost of the New Notes is expected to be substantially similar to the Existing Notes.

•                  Redemption of $40 million of Senior Floating Rate Notes. On September 17, 2012, pursuant to a Notice of Partial Redemption Option, Angiotech exercised its option to call for the partial redemption of $40 million in aggregate principal amount of its $100 million of outstanding Senior Floating Rate Notes. These Existing Notes were redeemed on October 17, 2012 at 100% of the principal amount, together with accrued interest of $0.2 million. Pro forma for this partial redemption, Angiotech reduced its total long-term debt to $289.4 million, and total long-term debt maturing in 2013 to $60 million.  Angiotech anticipates that it will be able to continue to reduce its debt or meet its remaining debt obligations at or prior to their maturity through a combination of cash generated from operations, cash received from dispositions of assets or other strategic transactions, or through the pursuit of debt, equity or other similar financing transactions.

•                  Revenue. During the quarter ended September 30, 2012, revenue from our Medical Device Products segment was $52.7 million, representing an increase of 2% as compared to $51.9 million recorded during the same period in 2011. Excluding the impact of foreign currency fluctuations, sales growth would have been 3%. Sales growth, as adjusted for foreign currency fluctuations, was more modest in the third quarter as compared to the first two quarters of 2012, as our third quarter results were impacted by order patterns within certain of our larger distributors, as well as certain other less significant factors. Given sales results observed subsequent to the end of the third quarter, we presently expect sales growth in our Medical Device Products segment in the fourth quarter of 2012 consistent with the growth observed in the first two periods of the year. Improved sales growth in our Medical Device Products segment is primarily the result of the following factors: (i) improved commercial and operational focus on our most significant and competitive product lines; (ii) continued growth of our proprietary Quill™ product line; and (iii) stabilization and growth of our medical device component manufacturing business, with growth observed in both existing and new medical device component customers.

•                  Adjusted EBITDA. For the three months ended September 30, 2012, we reported Adjusted EBITDA of $16.3 million, which represents a 31.5% increase over Adjusted EBITDA of $12.4 million reported during the same period in 2011. Adjusted EBITDA associated with our Medical Device Products segment was $13.5 million during the three months ended September 30, 2012, representing a 104.5% increase as compared to $6.6 million recorded in the same period in 2011.

•                  Operating Cash Flow and Liquidity. During the three months ended September 30, 2012, we reported positive cash flows from operations of $3.7 million. As at September 30, 2012, our cash and cash equivalents and short term investments totaled $60.3 million, and our available borrowing capacity under our revolving credit facility was $23.7 million, providing for total liquidity of $84.0 million. We expect further improvements in our liquidity and capital resources in upcoming quarters, due to the improved profitability and cash flow of our business as compared to prior periods. In addition, in October 2012 we received an additional $22 million milestone payment from Ethicon, Inc. (“Ethicon”) relating to our transaction with Ethicon as announced in April 2012, due to the successful completion of certain product development activities. This payment comprises the receipt of the second of the three milestone payments contemplated in the agreements with Ethicon. The final remaining payment of $15 million is expected to be received in mid-2013, should we successfully conclude the remaining product development activities as contemplated in the transaction agreements.

•                  Net Debt Reduction and Credit Statistics.  As at September 30, 2012, we had no borrowings outstanding under our revolving credit facility. Our ratio of Net Debt to last 12 months Adjusted EBITDA decreased from 6.1 as at December 31, 2011 to 3.9 as at September 30 2012. Furthermore, based on annualizing our nine months ended September 30, 2012 Adjusted EBITDA results; and including the impact of the $40 million redemption of Floating Rate Notes and the $22 million milestone payment received from Ethicon in October 2012, our ratio of Net Debt to Adjusted EBITDA would be 3.4.

•                  Business Strategy and Cost Realignment.  During the quarter ended December 31, 2011, we implemented various initiatives to better align our expense levels with our business model and capital structure. Through these changes, we achieved cost savings of $3.2 million (70% decrease) and $7.3 million (56% decrease) in our research and development expenses during the three and nine months ended September 30, 2012, respectively, as compared to the same periods in 2011. Similarly, we achieved cost savings of $6.6 million (29% decrease) and $8.8 million (15% decrease) in our selling, general and administrative expenses during the three and nine months ended September 30, 2012, respectively, as compared to the same periods in 2011. We expect to pursue additional projects that may improve our business profitability and cost structure in future periods. Most significantly, in May 2012 we announced plans to conclude manufacturing activities at our facility in Denmark, and to move operations to selected other, lower cost locations in the U.S. to ensure certain of our interventional oncology product lines can remain competitive. This project is currently in process, and we expect to conclude such activities in early 2013, subsequent to which we expect to begin realizing reductions in production costs, in particular for our Skater™ drainage catheter product line, which is one of our largest single product lines.

•                  Transaction with Ethicon, Inc. for proprietary Quill technology. As previously announced on April 4, 2012, we and certain of our subsidiaries recently entered into agreements with Ethicon, a unit of Johnson & Johnson, Inc., which concluded the sale of certain intellectual property to Ethicon related to our proprietary Quill technology. We also entered into a Manufacturing and Supply Agreement (“MSA”), pursuant to which we will exclusively manufacture knotless wound closure products that utilize the Quill technology for Ethicon for an undisclosed term. Under the terms of this arrangement, Ethicon has granted us a worldwide, royalty free license to all Quill intellectual property they acquired, thereby enabling us to continue manufacturing, marketing and selling Quill in any manner or market of our choice. The following consideration has been received to date from Ethicon: $20 million was received in April 2012 related to the acquisition of certain Quill related intellectual property, $5.0 million was received in August 2012 related to the transfer of certain product know-how to Ethicon, and in October 2012 we received $22 million related to the achievement of certain product development milestones associated with the development of an initial set of product codes.

Financial Information

This press release contains financial data derived from the unaudited consolidated financial statements for the three and nine months ended September 30, 2012, the three months ended September 30, 2011, the five months ended September 30, 2011 and the four months ended April 30, 2011. This press release should, therefore, be read in conjunction with our full unaudited interim consolidated financial statements and Management’s Discussion and Analysis for three and nine months ended September 30, 2012, which were filed on Form 10-Q on Novmeber 14, 2012 with the United States (U.S.) Securities and Exchange Commission (“SEC”) and posted on the Investor section of our website at www.angiotech.com.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported in accordance with U.S. GAAP unless otherwise noted.

Non-GAAP Financial Information

Certain financial measures in this press release are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In addition, we have presented adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a non-GAAP financial metric that excludes certain non-cash and non-recurring items. Management uses Adjusted EBITDA to establish operational goals, and believes that this metric may assist investors in evaluating the results of our business and analyzing the underlying trends over time. In addition, our creditors may monitor this metric to measure compliance with certain financial covenants in our lending agreements, or assess the operating and cash flow performance of our business. Investors should consider our non-GAAP Adjusted EBITDA in addition to, and not as a substitute for, or as superior to, financial metrics prepared in accordance with GAAP. A reconciliation of our non-GAAP Adjusted EBITDA to our GAAP-based net income or loss has been included in the appendix to this press release. We have also included explanations about our use of Adjusted EBITDA and a detailed description of the adjustments made.

Fresh Start Accounting

On May 12, 2011 we implemented a recapitalization transaction which, among other things, eliminated our $250 million 7.75% Senior Subordinated Notes due in 2014 and $16 million of related interest obligations in exchange for new common shares in Angiotech (the “Recapitalization Transaction”). In connection with this Recapitalization Transaction, we were required to adopt fresh start accounting in accordance with ASC No. 852—Reorganization on April 30, 2011 (the “Convenience Date”). The adoption of fresh start accounting resulted in a new entity for financial reporting purposes. Angiotech is therefore referred to as the “Predecessor Company” for all periods preceding the Convenience Date and the “Successor Company” for all periods subsequent to the Convenience Date. However, we believe that the comparison of results from the three and nine months ended September 30, 2012 and 2011 still provides the best comparison and analysis of our operating results.

Upon implementation of fresh start accounting, the estimated reorganization value was allocated to our assets based on their estimated fair values; the deficit, additional paid-in-capital and other comprehensive income balances were eliminated; and debt and equity balances were revalued at their estimated fair values. Our estimated reorganization value was determined in collaboration with an independent financial advisor specifically for the purposes of fresh start accounting. As our estimated reorganization value is inherently subject to significant uncertainties, there is no assurance that the estimates and assumptions used in these valuations will be realized and actual results may differ materially. After the estimated reorganization value was assigned to tangible assets and identifiable intangible assets, the excess of the estimated reorganization value over and above the identifiable net asset values was recorded as goodwill.

For further discussion of fresh start accounting and its impact on historical operating results, please refer to our audited consolidated financial statements and Management, Discussion and Analysis for the eight months ended December 31, 2011 filed on Form 10-K with the SEC on March 29, 2012.

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts expressed in thousands of U.S. dollars, except share and per share data)

(Unaudited)

	Successor Company
	Three months ended		Three months ended
	September 30,		September 30,
	2012		2011
REVENUE
Product sales, net	$52,661		$51,899
Royalty revenue	3,912		5,497
License fees	64		—
	56,637		57,396

EXPENSES
Cost of products sold	24,072		38,796
License and royalty fees	98		50
Research and development	1,399		4,614
Selling, general and administration	16,010		22,613
Depreciation and amortization	8,445		9,246
Write-down of property, plant and equipment	—		143
	50,024		75,462
Operating income (loss)	6,613		(18,066)

Other income (expenses)
Foreign exchange (loss) gain	(953)		1,136
Other income	207		221
Interest expense	(5,548)		(4,584)
Impairments and realized losses on investments	82		—
Debt extinguishment loss	(4,413)		—
Total other expenses	(10,625)		(3,227)
Loss before income taxes	(4,012)		(21,293)
Income tax expense (recovery)	4,596		(2,609)

Net loss	(8,608)		(18,684)

Basic and diluted net loss per common share	$(0.67	)(1)	$(1.47	)(1)

Basic and diluted weighted average number of common shares outstanding (in thousands)	12,818		12,721

(1)         There is no dilutive effect on basic weighted average common shares outstanding for the three months ended September 30, 2012 and 2011, as Angiotech was in a net loss position during both periods.

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts expressed in thousands of U.S. dollars, except share and per share data)

(Unaudited)

	Successor Company				Predecessor Company	Combined
	Nine months ended		Five months ended		Four months ended	Nine months
	September 30,		September 30,		April 30,	September 30,
	2012		2011		2011	2011
REVENUE
Product sales, net	$163,808		$87,801		$69,198	$156,999
Royalty revenue	14,634		6,565		10,941	17,506
License fees	84		—		127	127
	178,526		94,366		80,266	174,632

EXPENSES
Cost of products sold	76,077		65,730		32,219	97,949
License and royalty fees	272		100		68	168
Research and development	5,807		7,443		5,686	13,129
Selling, general and administration	51,440		35,394		24,846	60,240
Depreciation and amortization	25,896		14,935		14,329	29,264
Write-down of assets held for sale	—		—		570	570
Write-down of property, plant and equipment	865		143		215	358
	160,357		123,745		77,933	201,678
Operating income (loss)	18,169		(29,379)		2,333	(27,046)

Other income (expenses)
Foreign exchange (loss) gain	(1,009)		1,627		(646)	981
Other income	1,107		334		34	368
Interest expense	(14,106)		(7,616)		(10,327)	(17,943)
Impairments and realized losses on investments	(267)		—		—	—
Debt extinguishment loss	(4,413)		—		—	—
Total other expenses	(18,688)		(5,655)		(10,939)	(16,594)
Income (loss) before reorganization items and income taxes	(519)		(35,034)		(8,606)
Reorganization items	—		—		321,084	321,084
Gain on extinguishment of debt and settlement of other liabilities	—		—		67,307	67,307
Income (loss) before income taxes	(519)		(35,034)		379,785	388,391
Income tax expense (recovery)	11,036		(2,102)		267	(1,835)

Net (loss) income	(11,555)		(32,932)		379,518	390,226

Basic and diluted net (loss) income per common share	$(0.90	)(1)	$(2.59	)(1)	$4.46 (2)

Basic and diluted weighted average number of common shares outstanding (in thousands)	12,818		12,710		85,185

(1)         There is no dilutive effect on basic weighted average common shares outstanding for the nine months ended September 30, 2012 and the five months ended September 30, 2011, as Angiotech was in a net loss position during both periods.

(2)         There was no dilutive effect on the basic weighted average common shares outstanding for the four months ended April 30, 2011 given that the impact of stock options was anti-dilutive.

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED BALANCE SHEETS

(All amounts expressed in thousands of U.S. dollars, except share data)

(Unaudited)

	Successor Company
	September 30,	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$59,712	$22,173
Short-term investments	556	3,259
Accounts receivable	28,635	28,238
Income tax receivable	1,335	1,462
Inventories	44,548	34,304
Deferred income taxes, current portion	4,931	3,995
Deferred financing costs, current portion	831	—
Prepaid expenses and other current assets	3,783	3,167
Total current assets	144,331	96,598

Property, plant and equipment	34,437	39,189
Intangible assets	319,275	343,066
Goodwill	123,771	123,228
Deferred income taxes, non-current portion	2,652	2,165
Deferred financing costs, non-current portion	2,087	—
Other assets	291	3,860
Total assets	626,844	608,106

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued liabilities	26,242	30,537
Income taxes payable	3,460	2,023
Interest payable	2,094	1,450
Deferred revenue, current portion	10,592	496
Debt	40,000	—
Revolving credit facility	—	40
Total current liabilities	82,388	34,546

Deferred revenue, non-current portion	18,552	3,771
Deferred income taxes, non-current portion	93,036	92,634
Other tax liabilities	6,584	5,729
Debt	289,413	325,000
Other liabilities	—	19
Total non-current liabilities	407,585	427,153

Shareholders’ equity
Sucessor share capital	203,613	203,719
Authorized:
Unlimited number of common shares, without par value
Common shares issued and outstanding:
December 31, 2011 — 12,556,673
September 30 2012 - 12,547,702
Additional paid-in capital	9,792	8,552
Accumulated deficit	(72,001)	(60,446)
Accumulated other comprehensive loss	(4,533)	(5,418)
Total shareholders’ equity	136,871	146,407

Total liabilities and shareholders’ equity	$626,844	$608,106

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities in 2012 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research and development and product development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such known risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions in the United States, Canada and the other regions in which we operate; market demand; competition; technological changes that could impact our existing products or our ability to develop and commercialize future products; governmental legislation and regulations and changes in, or the failure to comply with, governmental legislation and regulations; availability of financial reimbursement coverage from governmental and third-party payers for products and related treatments; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for funding to conduct research and development, to expand manufacturing and commercialization activities; and any other factors that may affect our performance. In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to successfully manufacture, market and sell our products; changes in our business strategy or development plans; our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third-party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; the availability of capital to finance our activities; our ability to service our debt obligations; and any other factors referenced in our other filings with the SEC. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our quarterly report for the three and nine months ended September 30, 2012 filed with the SEC on November 14, 2012 on Form 10Q.

Given these uncertainties, assumptions and risk factors, investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

©2012 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech

Angiotech develops, manufactures and markets medical device products and technologies, primarily within the areas of interventional oncology, wound closure and ophthalmology. Our strategy is to utilize our precision manufacturing capabilities and our highly targeted sales and marketing capabilities to offer novel or differentiated medical device products to patients, physicians and other medical device manufacturers or distributors. For additional information about Angiotech, please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

Investor Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.

(604) 221-6933

ir@angio.com

Appendix A: Presentation of Non-GAAP Financial Information

The financial results presented in this press release include Adjusted EBITDA, which is a non-GAAP financial measure.

Economic Substance of Non-GAAP Financial Measures

Our non-GAAP Adjusted EBITDA excludes certain non-cash, non-recurring and non-operating items, which may be unpredictable, volatile and not directly correlated to our operating performance. We believe exclusion of these items from our GAAP-based net loss may provide the following advantages: (i) improved understanding of trends underlying our business and performance; (ii) improved consistency across periods when measuring and assessing our operating performance; (iii) improved understanding of the cash flow and cash earnings generated by our business in a given period and as compared to prior periods; and (iv) improved comparability of our operating results to those of similar companies in our industry.

Examples of these non-cash, non-recurring and non-operating items may include: integration and restructuring expenses, reorganization adjustments, retrospective adjustments driven by accounting policy changes, financing charges, asset write-downs, impairment charges, foreign exchange fluctuations, stock-based compensation expense, acquisition related amortization charges and certain extraordinary litigation expenses. A detailed discussion of the excluded items is provided below (see “Description of Adjustments”).

Investors are cautioned that Adjusted EBITDA does not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers. Our non-GAAP Adjusted EBITDA is a supplemental metric and should not be viewed as a substitute for, or superior to, financial results and measures prepared in accordance with GAAP. We have prepared a reconciliation of our non-GAAP Adjusted EBITDA to our GAAP-based net income (loss) included in this Appendix. Management compensates for certain material limitations that may be applicable to our use of Adjusted EBITDA by reviewing our operating results that have been prepared in accordance with GAAP.

Use of Non-GAAP Financial Measures

Management uses Adjusted EBITDA when setting corporate and operational goals, and evaluating operating performance in connection with:

•                  Presenting, comparing and assessing the financial results and forecasts reported to our Board of Directors.

•                  Evaluating, managing and benchmarking our operating performance.

•                  Analyzing underlying trends in our business.

•                  Evaluating market position and performance relative to our competitors, many of which use the same or similar performance metrics.

•                  Establishing internal operating budgets and goals.

•                  Determining compensation under bonus or other incentive programs.

•                  Enhancing comparability from period to period.

•                  Assessing compliance with credit facility covenants.

•                  Providing vital information in assessing cash flows to service our significant debt obligations.

•                  Comparing performance with internal forecasts and targeted business models.

•                  Evaluating and valuing potential acquisition candidates.

The adjustments used to compute our non-GAAP Adjusted EBITDA are consistent with those excluded from operating results that may be used by our chief operating decision maker to make operating decisions and assess performance. We have provided this information to enable investors to analyze our operating results in the same way that management may use this information to assess our business relative to other periods, our business objectives and similar companies in our industry.

ANGIOTECH PHARMACEUTICALS, INC.

CALCULATION OF ADJUSTED EBITDA

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands U.S.$)	2012	2011	2012	2011

GAAP net (loss) income	(8,608)	$(18,684)	(11,555)	$346,586
Interest expense on long-term debt	5,548	4,584	14,106	17,943
Income tax expense	4,596	(2,609)	11,036	(1,835)
Depreciation and Amortization	9,492	10,238	28,997	32,172
EBITDA	11,028	(6,471)	42,584	394,866

Adjustments:
Non-recurring revenue, net of license fees (a)	(64)	—	(84)	(127)
BSC royalty revenue accrual (a)	—	1,333	—	—
Non-recurring restructuring related charges (b)	738	2,266	4,170	2,309
Reorganization items and non-recurring transaction fees (c)	150	—	1,782	(321,084)
Stock-based compensation (d)	695	3,732	2,013	4,096
Litigation expenses (e)	147	(64)	147	100
Non-recurring production charge (f)	(1,425)	12,808	(1,425)	22,616
Foreign exchange loss (gain) (g)	953	(1,136)	1,009	(982)
Non-recurring gains and other income (i)	(207)	(221)	(1,109)	(367)
Impairment charges and realized (gains) losses on investments and other long-lived assets (h)	(82)	143	1,132	928
Loss (gain) on extinguishment of debt (i)	4,413	—	4,413	(67,307)
Adjusted EBITDA	$16,346	$12,390	$54,632	$35,048

For an explanation of the adjustments used to derive our Adjusted EBITDA, please refer to the corresponding discussion in the “Description of Adjustments” section below.

Description of Adjustments

The following provides an explanation of each of the items that management has adjusted to derive its non-GAAP Adjusted EBITDA for the three and nine months ended September 30, 2012.

(a)                  Non-Recurring Revenue and Other Revenue Adjustments

Our Adjusted EBITDA for the three and nine months ended September 30, 2012 and 2011 exclude certain non-recurring and non-operating license revenue that is reported as part of our GAAP-based revenue.

We generally record royalty revenue from Boston Scientific (“BSC”) on a cash basis due to the difficulty and unpredictability of estimating BSC’s royalty before the reports and payments are received by the Company. This results in a lag of approximately one quarter between the times that the revenues are reported by BSC and subsequently received and recognized by us. Given that the application of fresh start accounting effectively resulted in a new reporting entity, we estimated that BSC royalties of approximately $1.3 million were earned during the month of April 2011 for the purposes of fresh start accounting. This amount was received in August 2011. Given that management monitors and records royalty revenues from BSC on a cash basis, in accordance with our accounting policy, we added back this accrual-based revenue adjustment for the three and nine months ended September 30, 2011.

(b)                 Non-Recurring Restructuring-Related Charges

Our Adjusted EBITDA excludes certain expenses or recoveries related to corporate reorganization or plant restructuring activities that we have pursued or are pursuing.  These amounts, which are added back or deducted from our GAAP-based net income (loss) as appropriate, primarily represent severance costs; asset write-offs; contract renegotiation or termination fees; and other expenses associated with plant closures, transfers of production lines from one facility to another and plant headcount optimization initiatives that are not reasonably expected to recur in the future.

Our Adjusted EBITDA for the three months ended September 30, 2012 excludes $0.7 million of costs which are primarily associated with restructuring initatives being conducted at our Denmark manufacturing facility.

Our Adjusted EBITDA for the three months ended September 30, 2011 excludes the following restructuring charges: $1.4 million of cash severance costs paid to two executive officers that were terminated effective July 12, 2011; $0.4 million of general consulting costs related to the exploration of certain strategic and financial alternatives; $0.3 million of costs associated with the transfer of certain production activities for our Quill device from our Reading, Pennsylvania facility to our Puerto Rico facility; and $0.2 million of severance costs related to headcount reductions and residual reorganization costs from the 2008 closure of our Syracuse, New York manufacturing facility.

Our Adjusted EBITDA for the nine months ended September 30, 2012 excludes the following restructuring charges: a $1.0 million fee paid to Biopsy Sciences, LLC to eliminate all future financial obligations owing under the original January 22, 2007 Asset Purchase and Assignment Agreement and Amended and Restated License Agreement; $1.0 million of non-recurring compensation and severance costs related to retention initiatives and headcount reductions in our research and development, sales and marketing and finance departments; $0.9 million of charges related to the restructuring of our Vancouver head-office; $0.8 million of costs associated with restructuring iniatives being conducted at our Denmark manufacturing facility; and a $0.4 million rent adjustment relating to current restructuring initiatives we are pursuing at one of our sales offices.

Our Adjusted EBITDA for the nine months ended September 30, 2011 excludes the following restructuring charges: $1.1 million of costs associated with the transfer of certain production activities for our Quill device as described above; $1.4 million of cash severance costs paid to two executive officers; $0.4 million of severance costs related to headcount reductions and residual reorganization costs from the 2008 closure of our Syracuse, New York manufacturing facility ; $0.1 million of severance costs related to headcount reductions in our research and development department; a $1.0 million non-cash recovery on our rent expense resulting from the acceleration of amortization of certain leasehold inducements received in prior years associated with the reduction of leased space at one of our facilities; a $0.6 million recovery on a lease obligation previously recorded for a property lease that has since been terminated; and $0.6 million of exit costs related to our decision to downsize and terminate our rentable space at two manufacturing facilities.

(c) Reorganization Items and Other Non-Recurring Transaction Fees

Our Adjusted EBITDA excludes certain extraordinary and non-recurring costs related to significant corporate transactions. These amounts are adjusted from our GAAP-based net (loss) income because they are highly variable and specific to the extent and nature of the transaction being undertaken. As these expenses are not directly correlated to our day-to-day operating performance and are due to transaction or related financing decisions made by us that are infrequent or volatile in nature and specific to the situation at that time, inclusion of these charges in our financial results makes it more difficult to compare our performance to that of prior periods or similar companies in our industry, or to assess the cash flow generation of our operations.

Our Adjusted EBITDA for the three months ended September 30, 2012 excludes $0.2 million of non-recurring professional fees related to the exploration of certain strategic and financial alternatives.

For the three months ended September 30, 2011, we did not incur any reorganization items or other non-recurring transaction fees for the purposes of adjusting and calculating our Adjusted EBITDA.

Our Adjusted EBITDA for the nine months ended September 30, 2012 excludes $1.6 million of non-recurring transaction fees and expenses incurred in connection with the completion of the transaction with Ethicon as described above and $0.2 million of other non-recurring professional fees associated with the exploration of certain strategic and financial alternatives.

Our Adjusted EBITDA for the nine months September 30, 2011 excludes net reorganization gains, fees and expenses of $321.1 million related to our Recapitalization Transaction. The $321.1 million of reorganization gains, fees and expenses consists of: (i) $341.2 million of non-cash gains realized due to fresh start accounting related adjustments; (ii) $17.9 million of professional fees paid to advisors for legal, accounting and other financial consulting services; (iii) $1.6 million of additional insurance costs required to indemnify directors and officers for a period of six years after the completion of the Recapitalization Transaction; (iv) a $0.8 million incentive fee payable under the terms of the Key Incentive Employment Plan (“KEIP”), which is net of a $0.2 million tax recovery; (v) a $1.5 million recovery of prior year royalty fees that resulted from a Settlement and License Termination Agreement negotiated with our partner Rex Medical, LLP as part of the Recapitalization Transaction; and a $1.4 million charge to stock based compensation expense related to the cancellation of the Predecessor Company’s existing options and awards in accordance with the terms of the Recapitalization Transaction.

(d) Stock-Based Compensation Expense

Our Adjusted EBITDA excludes amounts recorded for stock-based compensation expense. Stock-based compensation expense is added back to our GAAP-based net income (loss) because it is a non-cash charge required by GAAP, which represents an estimated additional cost associated with the issuance of restricted stock, restricted stock units and stock options to management and employees as part of their compensation. Such compensation expense is a non-cash expense calculated using the Black-Scholes or other similar methodology to derive the expected fair value of awards issued to employees under the Company’s stock based compensation plans. Fair value calculations may be highly subjective, because they are dictated by the specific assumptions and inputs used in the model. Key assumptions and inputs may include our estimated stock price on the day the calculation is completed, the historical volatility of the Predecessor Company’s stock price, historical volatilities of our industry peer groups, the estimated risk-free rate of return offered by the market and other factors, which are not directly correlated to our day-to-day operating performance and are difficult to determine, predict or forecast. In these respects and others (including the methodology that may be used to calculate such expense), methods and data that may be used to complete the calculation of stock-based compensation expense may vary widely from period to period or from company to company.

Inclusion of stock based compensation in our results makes it difficult to assess our operational cash flows as well as measure and compare our performance to that of similar companies in our industry, our operating goals or our performance in prior periods.

Our Adjusted EBITDA for the three and nine months ended September 30, 2012 excludes stock-based compensation expense of $0.7 million and $2.0 million, respectively.

Our Adjusted EBITDA for the three months ended September 30, 2011 and September 30, 2010 excludes stock-based compensation expense of $3.7 million and $0.4 million, respectively. The $3.7 million adjustment for the three months ended September 30, 2011 includes $1.9 million of stock based compensation expense, associated with the accelerated vesting of Restricted Stock that was provided for under the provisions of employment agreements for two executive officers who were released from Angiotech effective July 12, 2011 and $1.8 million of stock based compensation expense related to Restricted Stock, RSU’s and new stock options that were issued to certain employees and directors under the CCAA Plan following the completion of the Recapitalization Transaction

Our Adjusted EBITDA for the nine months ended September 30, 2011 and September 30, 2010 excludes stock-based compensation expense of $4.1 million and $1.4 million, respectively. The $4.1 million adjustment for the nine months ended September 30, 2011 includes $1.9 million of stock based compensation expense, associated with the accelerated vesting of the Restricted Stock as described above; $1.8 million of stock based compensation expense related to the Restricted Stock, RSU’s and new stock options that were issued to certain employees and directors under the CCAA Plan as described above; and $0.4 million of stock based compensation expense related to options and awards issued under the Predecessor Company’s 2006 Stock Incentive Plan.

(e) Litigation-Related Charges

Our Adjusted EBITDA excludes certain litigation-related charges, which are incurred in connection with extraordinary litigation matters that are inherently unpredictable, highly variable from period to period, are not reasonably expected to recur in future periods or are not related to the day to day operational activities of our business.

Our Adjusted EBITDA for the three and nine months ended September 30, 2012 excludes $0.1 million of litigation related expenses.

Our Adjusted EBITDA for the three and nine months ended September 30, 2011 excludes a $0.1 million recovery on previously recorded litigation expenses and a $0.1 million of litigation expenses, respectively.

(f) Non-Recurring Production Charges

Our Adjusted EBITDA excludes amounts recorded for certain extraordinary and non-recurring production costs. These amounts are adjusted from our Adjusted EBITDA because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

Our Adjusted EBITDA for the three and nine months ended September 30, 2012 excludes a $1.4 million non-recurring, non-cash inventory adjustment related to the reversal of an intercompany profit elimination entry from a prior period. This non-cash adjustment resulted in lower cost of products sold reported on a GAAP basis, represents the realization of profit attributable to a prior period, and is not expected to recur in future periods.

Net income for the three and nine months ended September 30, 2011 includes $9.8 million and $22.6 million in additional cost of products sold expense, respectively, related to the revaluation of inventory from $37.5 million to $60.1 million in connection with the Company’s implementation of fresh start accounting on April 30, 2011. Given that this is a non-cash, non-recurring charge, we have removed the impact of these fresh start accounting related adjustments for the purposes of calculating our Adjusted EBITDA for the three and nine months ended September 30, 2011.

(g) Foreign Exchange Gains and Losses

Our Adjusted EBITDA excludes amounts recorded for certain foreign exchange gains and losses. These amounts, which are added back to our GAAP-based net income (loss), primarily represent expenses related to differences arising from translating assets held by us in foreign territories and denominated in foreign currencies, into our reporting currency. These foreign currency assets fund our research and development activities in Canada, and are unique to our current operational structure. As they have no bearing on our day-to-day operations, operating decisions or our ability to fund or manage our operations or research and development programs, we exclude them from our non-GAAP Adjusted EBITDA.

Our Adjusted EBITDA for the three and nine months ended September 30, 2012 excludes net foreign exchange losses of $1.0 milion for both periods.

Our Adjusted EBITDA for the three and nine months ended September 30, 2011 excludes net foreign exchange gains of $1.1 million and $1.0 million, respectively.

(h) Impairment Charges and Unrealized Losses on Investments and Other Long-Lived Assets

Our Adjusted EBITDA excludes certain write-downs of investments or other long-lived assets, for which the carrying values are impaired and unlikely to recover. These amounts are added back to our GAAP-based net income (loss) because they are typically non-recurring, non-operating and non-cash write-downs or expense items, thus making it difficult to compare our operating performance in the period the impairment expense is incurred to our operating performance in other periods, or to the operating performance of similar companies in our industry. Management typically excludes these charges from our operating goals, forecasts, budgets and other non-GAAP financial measures.

Our Adjusted EBITDA for the three months ended September 30, 2012 excludes $0.1 million of net unrealized gains relating to shares we currently hold in Athersys, Inc..

Our Adjusted EBITDA for the nine months ended September 30, 2012 excludes: a $0.7 million write-down of leasehold improvements at our Vancouver facility, a $0.2 million write-down of certain manufacturing equipment in connection with the termination of one of our product development projects, a $0.3 million loss realized on the sale of a portion of our shares in Athersys, Inc.; and a $0.1 million unrealized loss on the remaining shares held of Athersys, Inc., which were trading below their carrying value and which management may sell in the near term.

Our Adjusted EBITDA for the three months ended September 30, 2011 excludes a $0.1 million write-down of certain furniture and fixtures resulting from our decision to downsize one of our office facilities. In addition to the above noted non-cash impairment charges, our Adjusted EBITDA for the nine months ended September 30, 2011 also excludes a $0.6 million write-down of a property based in Vancouver, Canada that was sold in May 2011 and a $0.2 million write-down of certain leasehold improvements at a manufacturing facility that was downsized in early 2011.

(i) Non-Recurring Gains, Losses and Other Income

Our Adjusted EBITDA excludes certain extraordinary and non-recurring gains and losses. These amounts are adjusted from our GAAP-based metrics because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

Our Adjusted EBITDA for the three months ended September 30, 2012 excludes: (i) a $4.5 million debt extinguishment loss related to our refinancing of $225.0 million of our existing Floating Rate Notes in exchange for the $229.5 million of new Senior Notes which bear interest at 9% per annum and mature on December 1, 2016 (refer to the Refinancing of $225 million of Senior Floating Rate Notes section above for more information); and (ii) $0.2 million of gains related to the disposition of certain property, plant and equipment at our manufacturing facilities.

Our Adjusted EBITDA for the three months ended September 30, 2011 excludes $0,2 million of gains related to the disposition of certain property, plant and equipment at our manufacturing facilities.

Our Adjusted EBITDA for the nine months ended September 30, 2012 excludes: (i) the $4.5 million debt extinguishment loss discussed above, (ii) $0.6 million of gains related to the sale of certain lab equipment associated the shutdown of our research and development facility at our Vancouver headquarters, (iii) $0.2 million of gains related to the sale of certain manufacturing equipment associated with the Quill related transaction discussed above, and (iv) $0.2 of gains related to the disposition of certain property, plant and equipment at our manufacturing facilities.

Our Adjusted EBITDA for the nine months ended September 30, 2011 excludes: (i) a $67.3 million gain related to the settlement and extinguishment of our $250 million Subordinated Notes, $16 million of related interest obligations and $4.1 million of certain other liabilities that were subject to compromise as part of the Recapitalization Transaction, and (ii) $0.4 million of gains related to the disposition of certain property, plant and equipment at our manufacturing facilities.

Material Limitations

While we believe our measure of Adjusted EBITDA is a useful financial metric for the reasons stated above, there may be certain inherent limitations in this non-GAAP metric, including but not limited to:

•                  Exclusion of amortization and depreciation expense from our Adjusted EBITDA does not take into account the need for future capital spending, whether this is to support growth or to replace assets which are subject to wear and tear.

•                  Exclusion of write-downs, amortization and depreciation from our Adjusted EBITDA does not take into consideration the potential tax impacts or obligations which can materialize into actual future cash flows.

•                  As we use our own approach for calculating our Adjusted EBITDA, other companies may not make the same adjustments or disclose their financial data in a manner that would allow comparison of their results to our adjusted results, thus decreasing comparability of our adjusted financial measures as comparative analytical tools.

•                  Non-GAAP based adjustments may not take into account the full economic cost of running our business. For example, financing costs are required to raise capital, which is used to fund operations. Adjusted financial measures do not necessarily reflect these considerations.

As noted above, our Adjusted EBITDA is not a substitute for our GAAP-derived financial measures and statements. Adjusted EBITDA is used by management to supplement our GAAP disclosures and help investors and lenders gain a better understanding of our operating performance. It also provides investors, lenders, and our Board of Directors with access to the same data used by management to assess our operating performance. Management compensates for the foregoing limitations by ensuring that our GAAP disclosures are transparent and sufficient to provide readers with the information required to reconcile financial results and form unbiased conclusions.